Exhibit 2.1

BRANCH PURCHASE AND ASSUMPTION AGREEMENT

             THIS BRANCH PURCHASE AND ASSUMPTION AGREEMENT ("Agreement") is made as of July __, 2001, by and between WESTAMERICA BANK, a California state bank (the "Seller"), and HERITAGE OAKS BANK,  a California state bank (the "Buyer").

             WHEREAS, Seller maintains branch offices located  at 1255 Grand Avenue, Arroyo Grande, California (the “Arroyo Grande Branch”), 310 Morro Bay Boulevard, Morro Bay, California (the “Morro Bay Branch”), 1204 Spring Street, Paso Robles, California (the “Paso Robles Branch”), and 545 Higuera Street, San Luis Obispo, California (the “San Luis Obispo Branch”) (sometimes referred to herein collectively as the "Branches");

             WHEREAS, the Buyer wishes to purchase certain of the assets and assume certain of the liabilities of the Branches and the Seller is willing to sell and transfer the same upon the terms and subject to the conditions hereinafter set forth; and

             WHEREAS, the Seller and Buyer are concurrently executing a real estate purchase agreement in connection with certain of the real estate and buildings in which the Branches are located.

             NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the Seller and the Buyer hereby agree as follows:

ARTICLE 1.   Definitions

             1.1        Definitions.  For purposes of this Agreement:

             "Account" means, as of any date, a deposit liability of the Seller which is maintained at the Branches.

             "Accrued Expenses" means the accrued and unpaid expenses appearing as a liability on the Financial Statements pursuant to Section 3.2(c).

             "Accrued Interest" on any Deposits at any date means interest which is accrued on such Deposits to and including such date and not yet posted to such deposit accounts.

             "Affiliate" of a person means any person directly or indirectly controlling or controlled by or under direct or indirect common control with such person.

             "Agreement" means this Branch Purchase and Assumption Agreement, including all schedules, exhibits and addenda, as modified, amended or extended from time to time.

             "Allocation" shall have the meaning set forth in Section 10.3.

             "Assets" means the Furniture, Fixtures and Equipment, Cash on Hand, Prepaid Expenses, Overdrafts and all books, records, files and documentation relating to the foregoing.  “Assets” shall not include any loans (other than Overdrafts).

             "Assumed Contracts" shall have the meaning set forth in Section 2.2(d).

             "Assumed Deposits" means all Deposits existing on the Closing Date in the Branches, together with all Accrued Interest thereon as of the Closing Date; provided, however, that Assumed Deposits shall not include any of the following, which shall be retained by Seller:  (i) Deposits which secure loans, (ii) Deposits not assumed pursuant to Sections 3.2(f) or 3.2(g), (iii) other Deposits, if any, for which Buyer would require fiduciary powers.

             “Average” means, when used in reference to a type of deposit account at the Branches for purposes of determining the Purchase Premium, the daily average amount of such type of deposit at the Branches for the thirty (30) day period ending three (3) Business Days prior to the Closing Date.

             "Branch Premises Leases" means the leases between Seller and the owners of the Morro Bay Branch and the San Luis Obispo Branch premises a copies of which are attached hereto as Exhibit A-1 and A-2 respectively..

             "Branch Premises Lease Assignments" means real estate agreements to be executed between the Seller and the Buyer by which the Buyer shall assume and be responsible for all future obligations of the lessee under the Branch Premises Leases.

             “Book Value” means the depreciated value of an Asset or the Real Property as set forth on the Financial Statements of the Branches as of the Closing Date and reflecting all depreciation for the month in which the Closing Date occurs.

             "Business Day" means a day on which the Branches are open for business and which is not a Saturday or Sunday.

             "Cash on Hand" means, as of any date, all petty cash, vault cash, teller cash, and prepaid postage maintained at the Branches.

             "Closing" and "Closing Date" refer to the closing of the sale, purchase, transfer and assumption provided for herein to be held at the time and date provided for in Section 2.2(a) hereof.

             "Closing Financial Statement" means the estimated balance sheet of the Branches prepared by the Seller as of the close of business at the Branches on the Closing Date and on which are recorded as of such date, in accordance with the Seller’s normal practices and procedures, the Assets and the Liabilities (except that such normal practices and procedures shall be modified as necessary to implement prorations required by, or other provisions of, this Agreement).

             “Confidential Information” means all information exchanged heretofore or hereafter between Seller and its Affiliates and agents, on the one hand, and Buyer and its Affiliates and agents, on the other hand, which is information related to the business, financial position or operations of the Party responsible for furnishing the information or an Affiliate of such Party (such information to include, by way of example only and not of limitation, client lists, company manuals, internal memoranda, strategic plans, budgets, forecasts/ projections, computer models, marketing plans, files relating to loans originated by such Party, loans and loan participation purchased by such Party from others, investments, deposits, leases, contracts, employment records, minutes of board of directors meetings (and committees thereof) and stockholder meetings, legal proceedings, reports of examination by any governmental entity, and such other records or documents such Party may supply to the other Party pursuant to the terms of this Agreement or as contemplated hereby).  Notwithstanding the foregoing, “Confidential Information” shall not include any information that (i) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of a disclosure directly or indirectly by the recipients or any of their officers, directors, employees or other representatives or agents), (ii) was available to the recipients on a nonconfidential basis from a source other than Party responsible for furnishing the information, provided that such source is not and was not bound by a confidentiality agreement with respect to the information, or (iii) has been independently acquired or developed by the recipients without violating any obligations under this Agreement.

             "Deposits" means, as of any date, all deposit liabilities of the Seller that are Accounts or certificates of deposit maintained at the Branches, including, without limitation, Time Deposits, and including all uncollected items included in depositors’ balances, as of such date.

             "Direct Deposit Cut-off Date" shall have the meaning set forth in Section 4.1(g).

             "Employee" means any employee employed by Seller on the Closing Date at the Branches including without limitation, those employees on medical leave, family leave, military leave or personal leave under Seller’s policies.

             “Encumbrances” means any option, pledge, security interest, lien, charge, encumbrance, mortgage, assessment, claim or restriction (whether on voting, disposition or otherwise), whether imposed by agreement, understanding, law or otherwise.

             "Federal Funds Rate" on any day means the per annum rate of interest (rounded upward to the nearest 1/100 of 1%) which is the weighted average of the rates on overnight federal funds transactions arranged on such day or, if such day is not a banking day, the previous banking day, by federal funds brokers computed and released by the Federal Reserve Bank of San Francisco (or any successor) in substantially the same manner as such Federal Reserve Bank currently computes and releases the weighted average it refers to as the "Federal Funds Effective Rate" at the date of this Agreement.

             "Final Financial Statement" means the balance sheet of the Branches prepared by the Seller as of the close of business at the Branches on the Closing Date, and delivered by the Seller to the Buyer pursuant to Section 3.2(a)(ii).  The Final Financial Statement is to be prepared in accordance with the Seller’s normal practices and procedures (except that such normal practices and procedures shall be modified as necessary to implement prorations required by, or other provisions of, this Agreement) and in a manner consistent with the Closing Financial Statement.

             "Financial Statements" shall mean collectively the Closing Financial Statement, the Pre-Final Financial Statement and the Final Financial Statement.

             "Furniture, Fixtures and Equipment" means all furniture, fixtures and equipment that are listed on Schedule 1.1(a) under the caption "Sold to Buyer."  Buyer acknowledges that there shall be excluded from this definition any and all other items, including those listed on Schedule 1.1(a) under the caption "Retained by Seller (Items Excluded from Sale)."

             "Individual Retirement Account" or "IRA" means an account created by trust for the exclusive benefit of an individual or his or her beneficiaries in accordance with the provisions of Section 408 of the IRC.

             "Initial Base Amount" shall have the meaning set forth in Section 3.1.

             "IRA Deposits" shall have the meaning set forth in Section 3.2(e).

             "IRC" means the Internal Revenue Code of 1986, as amended.

             "Liabilities" means (i) the Assumed Deposits, (ii) the Assumed Contracts, if any, (iii) the Branch Premise Leases, (iv) the Seller’s obligations to provide services from and after the Closing Date in connection with the Assets and the Assumed Deposits, and (v) such other liabilities of the Seller with respect to the operations of the Branches as may be described on Schedule 1.1(b) (the "Other Liabilities"); excluding, however, (A) any Assumed Contracts as to which any consents required to transfer the same to the Buyer at Closing cannot be obtained; (B) no other duty, obligation or liability whatsoever (including, without limitation, any and all penalties, fines, compensatory or punitive damages of any kind whatsoever) of the Seller, its Affiliates or any other person or with respect to the Assets or Liabilities.

             "Magnetic Tapes" shall mean the computer data storage tapes (which may be in reel-to-reel or cartridge form) prepared by Seller which contain the information to be used for an automated conversion of the Assumed Deposits.

             "Overdrafts" means only overdrafts in Accounts (other than overdrafts extended pursuant to a formal line of credit or similar arrangement) maintained at the Branches.

             “Party” means the Buyer or the Seller.

             "Pre-Final Financial Statement" means the balance sheet of the Branches prepared by the Seller as of the close of business at the Branches on the Closing Date, and delivered by the Seller to the Buyer pursuant to Section 3.2(a)(i).  The Pre-Final Financial Statement is to be prepared in accordance with the Seller’s normal practices and procedures (except that such normal practices and procedures shall be modified as necessary to implement prorations required by, or other provisions of, this Agreement) and in a manner consistent with the Closing Financial Statement, and shall, to the extent practicable, reflect actual Deposits and Cash on Hand as of the Closing Date, and any third-party invoices (such as from communication vendors) available by the time the Seller prepares the Pre-Final Financial Statement.

             "Prepaid Expenses" means the prepaid expenses appearing as an asset on the Financial Statements pursuant to Section 3.2(c).

             "Purchase Premium" means the amount calculated in accordance with the Premium Schedule to this Agreement.  Classification of Assumed Deposits into the categories set forth on the Premium Schedule shall be based on Seller’s normal practices and procedures as reflected historically in its internal reports, as shown on internal reports of Seller as of May 31, 2001, which have been provided to Buyer.

             “Real Property” means the premises on which the Arroyo Grande and Paso Robles Branches are located as well as the buildings and structures in which the Arroyo Grande, Morro Bay, San Luis Obispo and Paso Robles Branches are situated, all as set forth on Exhibit B hereto.

             “Real Property Purchase Agreement” means the real property purchase agreement in the form of Exhibit C hereto pursuant to which the Seller will sell and Bank will purchase the Real Property at its Book Value for cash on the Closing Date.

             "Returned Items" shall have the meaning set forth in Section 3.2(f).

             "Seller’s Knowledge" or other similar phrases shall mean the actual knowledge, without having conducted any independent inquiry or investigation, of the manager(s) of the Seller responsible for the Branches (but only as to information as to the Branches).

             "Settlement Date" means the sixtieth (60th) calendar day following the Closing Date.

             "Time Deposit" means a certificate of deposit which is not transferable or negotiable, and earns interest at a fixed or variable rate for a specific term.

             "Validation Run" shall have the meaning set forth in Section 2.2(b)(vi).

ARTICLE 2.  Purchase and Sale

             2.1        Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, the Seller agrees to sell and transfer and the Buyer agrees to purchase and assume the Assets and the Liabilities at the Closing as provided in Section 2.2.

             2.2        Closing.

             (a)         Closing Date and Place.  The closing of the transactions provided for herein will be held at the offices of the Buyer, 545 12th Street, Paso Robles, California.  The closing shall be held on a date that is mutually agreeable to the Buyer and the Seller as soon as practicable (but no later than 15 Business Days) following the receipt of all government and other approvals and consents necessary for the consummation of the transactions contemplated hereby (including the expiration of any statutory waiting periods) and the satisfaction (or waiver) of all other conditions to closing provided for herein.

             (b)        Conveyances; Payment.

             The following shall be delivered by the parties at the Closing, subject to Sections 2.2(d), 3.2(b), 4.3 and the final paragraph of Section 7.2:

             (i)          The Seller and the Buyer shall mutually execute and deliver the Branch Premises Lease Assignments;

             (ii)         The Seller shall deliver to the Buyer one or more bills of sale in the form attached hereto as Schedule 2.2(b)(ii) for the Furniture, Fixtures and Equipment;

             (iii)        The Seller shall deliver to the Buyer one or more assignments in the form attached hereto as Schedule 2.2(b)(iii) for the Assumed Contracts, if any;

             (iv)       The Seller shall make the payment to the Buyer required by Section 3.1 in immediately available funds (such payment to be made no later than 2:00 p.m. (Pacific Time));

             (v)        The Seller shall deliver to Alltel in Los Angeles, California on behalf of the Buyer by approximately 12:00 p.m. on the day following the Closing Date or as soon thereafter as commercially practicable; (i) hard copy (printed) lists of Assumed Deposits maintained at the Branches, which lists shall identify each Assumed Deposit by type of Account, with appropriate information regarding the depositor and the terms of the Account and (ii) Magnetic Tapes;

             (vi)       The Seller shall prepare for the Branches a readable set of the Magnetic Tapes and printed reports referred to in Section 2.2(b)(v) to be used for a validation (practice) run ("Validation Run") on a mutually agreed-upon date thirty (30) to sixty (60) calendar days prior to the Closing Date, at no cost to the Buyer, provided that, the Parties may agree to conduct more than one Validation Run.  If the Buyer thereafter requests any additional Magnetic Tapes (whether or not Buyer also concurrently requests printed reports) for Validation Run purposes, the Seller will provide the Magnetic Tapes (and printed reports if requested by Buyer) at a cost to Buyer of no more than $1,000 for each set of Magnetic Tapes (whether or not accompanied by printed reports); and

             (vii)      The Seller shall deliver to the Buyer copies of written consents to the assignment of any Assumed Contracts requiring such consent.

             (c)         Closing Costs; Proration.  The Seller and the Buyer shall each pay one-half of any documentary, stamp, deed, sales, use or other transfer taxes, recording fees and escrow fees relating to the sale of the Assets and assumption of the Liabilities.  On the Closing Date, (i) all real and personal property taxes and current installments of special assessments levied or assessed with respect to the Furniture, Fixtures and Equipment shall be prorated between the Seller and the Buyer on a daily basis as of the Closing Date based upon the fiscal year of the appropriate taxing authority, (ii) utilities and any other normal maintenance and operating expenses relating to the Furniture, Fixtures and Equipment shall be prorated between the Seller and the Buyer as of the Closing Date on a daily basis, and (iii) rent payments under the Branch Premises Leases shall be prorated between the Seller and the Buyer for the month during which the Closing occurs on a daily basis.

             (d)        Contracts.  At the Closing, the Seller shall assign to the Buyer all of the Seller’s right, title and interest in those  equipment leases and service and maintenance contracts, if any, relating to the operations of the Branches which are set forth in Schedule 2.2(d) and which the Buyer indicates in writing to the Seller not later than thirty (30) Business Days prior to Closing the Buyer wishes to assume (collectively, the "Assumed Contracts").  The Seller shall not be required to provide Buyer with any information regarding, or to set forth in Schedule 2.2(d), equipment leases or service and maintenance contracts which it believes are not legally assignable and the Seller shall have no liability to the Buyer as the result of its inability to accomplish assignments thereof.  After the date of this Agreement, the Seller shall not enter into, except in the ordinary course of  business or with the prior written consent of the Buyer, any service, maintenance or other contracts, or any equipment lease, relating to the operations of the Branches for which the Buyer shall have any responsibility after the Closing.

             2.3        Transitional Matters.

             (a)         Conduct of Business Prior to the Closing.  From the date hereof until the Closing, except as expressly permitted by this Agreement or otherwise consented to or approved by the Buyer in writing (such consent or approval not to be unreasonably withheld), provided that nothing in this agreement shall preclude Seller from operating the Branches in the ordinary course of business:

                           (i)          The Seller shall not permit the Branches to incur any material liabilities or material obligations (whether directly or by way of guaranty, endorsement, surety contract or otherwise) including without limitation any obligation for borrowed money or evidenced by any note, bond, debenture or similar instrument, except for deposit liabilities incurred in the ordinary course of business pursuant to the Seller’s customary rate schedules, and except for other liabilities and obligations incurred in the ordinary course of business;

                           (ii)         The Seller shall not sell, transfer, mortgage, encumber or otherwise dispose of any of the Assets except for the disposition of Assets in the ordinary course of business;

                           (iii)        Except as provided in Article 6, the Seller will not cause the transfer from the Branches to the Seller’s other operations of any deposits of the type included in the Liabilities; provided, however, that the Seller may transfer deposits to the Seller’s other offices upon request of the depositors and may transfer to its other offices other deposits which are not to be transferred to Buyer pursuant to this Agreement;

                           (vi)       The Seller will maintain the Real Property, the Furniture, Fixtures and Equipment substantially in accordance with its normal practices, and keep such property in its present condition, ordinary wear and tear excepted;

                           (vii)      The Seller shall operate the Branches and the businesses thereof in accordance with its normal practices,  will use reasonable efforts to preserve for the benefit of the Buyer after the Closing its business, goodwill and relationships with customers, suppliers and Employees and will not increase or decrease interest rates paid on any deposit accounts in the Branches other than in the ordinary course of business; and

                           (viii)     The Seller shall provide the Buyer reasonable access during normal business hours to and the opportunity to review and inspect the Furniture, Fixtures and Equipment of the Branches, and the books, records, files, documentation and accounts of the Branches; shall furnish to the Buyer such reports and compilations pertaining thereto already in Seller’s possession as the Buyer shall reasonably request from time to time; and shall furnish to the Buyer all such other information already in Seller’s possession pertaining to the Assets and the Liabilities and the business of the Branches as the Buyer may reasonably request.  In addition, the Seller shall provide the Buyer reasonable access to the Branches during the thirty (30) calendar day period immediately preceding the Closing Date for the purpose of installing electronic equipment wiring, telephone lines and with Seller’s prior consent, other equipment, provided that (A) Seller shall not be required to provide such access to the Branches until after all consents, approvals and authorizations referred to in Sections 7.1(c) and 7.2(c) hereof have been obtained with respect to the Branches (and all material conditions to closing have been satisfied as of such date) and (B) Buyer shall give Seller at least twenty-four (24) hours advance notice that it wishes to have such access.  The Buyer agrees to conduct such inspections and cause the installation of such electronic equipment wiring, telephone lines and other equipment to be effected in a manner intended to minimize disruption to the operations of the Branches.  Such activities that Buyer and Seller agree are likely to have a disruptive effect on Branch operations shall be conducted during non-business hours, and such activities that Buyer and Seller agree are not likely to have a disruptive effect on Branch operations may be conducted during regular business hours.

             (b)        Buyer’s Access to Premises.  The Buyer will indemnify, defend, and hold Seller harmless for, from and against any and all claims, damages, costs, liabilities and losses (including mechanics’ liens) arising out of any entry by Buyer or its agents, designees or representatives on the Branches property for purposes of the review, inspection and installation provided for in Section 2.3(a)(viii) or for any other purpose.  Without limiting the scope of the foregoing, Buyer also will restore the Furniture, Fixtures and Equipment, books, records, files, and documentation of the Branches at its sole cost and expense if the transactions contemplated by this Agreement do not close.  Until restoration is complete, Buyer will take all steps necessary to ensure that any conditions at the Branches created by any testing, review, inspection, installation or other actions performed by or for Buyer will not unreasonably interfere with the normal operation of the Branches or create any dangerous, unhealthy, unsightly or noisy conditions at the Branches.  The provisions of this Section 2.3(b) shall survive the Closing or any earlier termination of this Agreement.

             (c)         Data Processing Conversion.  The conversion of the data processing with respect to the Branches and the Assets and the Liabilities to be transferred hereunder will commence on the Closing Date and continue during the night on the Closing Date and the following morning.  In connection with the conversion of the data processing, the Seller and the Buyer shall each cooperate with the other and, except as otherwise provided in this Agreement, shall each pay their own costs and expenses associated with the conversion of the data processing.

             2.4        Employee Considerations.  Buyer shall offer comparable grade employment at one of Buyer’s offices and at a salary comparable to their current wage, to all Employees of the Branches who are in good standing with Seller.  Following the Closing Date, all Employees to whom employment has been offered will become at will employees of Buyer and shall be eligible for all employee benefits of Buyer with vesting credit for service at Seller or its predecessors.

             2.5        Real Estate Purchase Agreement.   Concurrent with the execution of this Agreement, the Seller and Buyer have executed the Real Estate Purchase Agreement.

             2.6        From the date hereof until the Closing, except as expressly permitted by this Agreement or otherwise consented to or approved by the Seller in writing (such consent or approval not to be unreasonably withheld), the Buyer agrees not to increase or decrease interest rates paid on any deposit accounts in its branches other than in the ordinary course of business.

ARTICLE 3.  Price and Adjustments

             3.1        Price.  The Seller agrees that in the event the Initial Base Amount (as hereinafter defined) is less than the sum of (i) the amount of the Assumed Deposits and (ii) the amount of the Accrued Expenses, the Seller shall transfer to the Buyer cash in the amount equal to the deficit.   The "Initial Base Amount" shall be equal to the sum of (i) the amount of Cash on Hand, (ii) the amount of the Book Value for the Furniture, Fixtures and Equipment (which amount is allocated as listed on Schedule 1.1(b)), (iii) the amount of Prepaid Expenses at the Branches, (iv) the amount of the Overdrafts, (v) the amount of any fees, charges or accrued interest receivable on such Overdrafts, (vi) the amount of the Purchase Premium, minus the sum of the lease payments to be made under the Branch Premise Lease for the San Luis Obispo Branch for the period from the Closing Date to and including May 31, 2002, discounted to  present value at a discount rate of 5%;  and (vii) the Seller’s pro rata portion of IRA Deposit and Keogh Account trustee fees accrued on such accounts held in the Branches through the Closing Date.

             3.2        Adjustments.  Subject to the provisions of Article 9, the assignments, transfers, acceptances and assumptions of the Assets and the Liabilities and the payment of the amounts due in respect thereof in accordance with Sections 2.2 and 3.1 shall be final and without recourse and not subject to any claim for reimbursement, repayment, rescission or avoidance; provided, however, that:

             (a)         The following adjustments shall be made:

                           (i)          As soon as practicable after the Closing Date, but in no event later than ten (10) calendar days thereafter, the Seller shall deliver the Pre-Final Financial Statement to the Buyer.  After delivery of the Pre-Final Financial Statement, the Seller shall pay the Buyer or the Buyer shall pay the Seller, as appropriate, by wire transfer no later than the next Business Day after delivery of the Pre-Final Financial Statement, the difference between the amount paid at the Closing and the amount calculated on the Pre-Final Financial Statement, plus interest accrued from the Closing Date at the Federal Funds Rate in effect on the Closing Date.

                           (ii)         As soon as practicable after the Closing Date, but in no event later than sixty (60) calendar days thereafter, the Seller shall deliver the Final Financial Statement to the Buyer.  Subject to the Seller’s and Buyer’s rights of indemnification pursuant to Article 9, the Final Financial Statement shall become final and binding on the Buyer and the Seller ten (10) calendar days after its delivery to the Buyer, unless the Buyer gives written notice to the Seller of its disagreement with respect to any item included in such Final Financial Statement.  The Seller and the Buyer shall use their respective reasonable efforts to resolve the disagreement during the ten (10) calendar day period following receipt by the Seller of the notice. If the disagreement is not resolved during such ten (10) calendar day period, the parties shall submit the dispute for mediation and resolution to a neutral certified public accounting firm that is knowledgeable about bank accounting issues.  Such resolution shall be consistent with the methodology and accounting procedures of Seller as approved by Buyer under Section 7.1(b) and such Final Financial Statement shall be modified by any such resolution, whereupon the Final Financial Statement shall become final and binding.  When the Final Financial Statement becomes final and binding, and after giving effect to any payment made based on the Pre-Final Financial Statement, the Seller shall pay the Buyer or the Buyer shall pay the Seller, as appropriate, the difference between the amount paid at the Closing and the amount calculated on the Final Financial Statement, plus interest accrued from the Closing Date at the average Federal Funds Rate in effect over the period from the Closing Date to the date of settlement.

             (b)        If any non-material Asset (materiality to be determined by Buyer in good faith) shall not have been assigned to the Buyer at the Closing, then the Seller shall use its reasonable efforts to assign such Asset to the Buyer as soon as possible after the Closing Date but in any event no later than on the Settlement Date.  In the event the Seller for any reason is unable to assign any such Asset to the Buyer prior to or on the Settlement Date, then the Seller shall no longer have any obligation to assign such Asset to the Buyer and the Seller shall refund to the Buyer the value of such Asset as reflected on the Closing Financial Statement plus interest accrued from the Closing Date at the average Federal Funds Rate in effect over the period from the Closing Date to the date of such refund;

             (c)         All operating expenses and fees accrued or prepaid prior to the Closing Date, including, without limitation, wages, salaries, rents, utility payments, personal property taxes, non-delinquent real property taxes and assessments relating to the Assets and the Liabilities transferred at the Closing, shall be prorated between the parties.  To the extent that the Seller has paid expenses that are expenses allocable to the Buyer pursuant to this Section 3.2(c), such expenses shall appear as an asset on the Financial Statements.  To the extent that expenses have been accrued and not paid by the Seller prior to the Closing Date, they shall appear as a liability on the Financial Statements;

             (d)        As soon as practicable after the Closing Date, the Seller will provide to the Buyer a report of customer data for the Branches showing the names, addresses, tax identification numbers (where available from the Seller’s records) and deposit balances of each and all of the customers of the Branches as of such date; the customer data shall include the signature cards for all Assumed Deposits and a list of Accounts and certificates of deposit subject as of the Closing Date to annual Taxpayer Identification Number solicitation by Seller in the normal course of its business;

             (e)         With respect to Deposits which are Individual Retirement Accounts ("IRA Deposits") created by a trust for the exclusive benefit of an individual or his or her beneficiaries in accordance with the provisions of Section 408 of the IRC, the Seller will use reasonable efforts and will cooperate with the Buyer, both before and after the Closing, in taking whatever actions are reasonably necessary to accomplish either the appointment of the Buyer as successor custodian or the delegation to the Buyer (or an affiliate of the Buyer) of the Seller’s authority and responsibility as custodian of all such IRA Deposits except self-directed IRA Deposits (and, for those customers with self-directed IRA Deposits, any other IRA Deposits), including but not limited to, sending to the depositors thereof appropriate notices, cooperating with the Buyer (or such affiliate) in soliciting consents from such depositors, and filing any appropriate applications with applicable regulatory authorities.  If any such delegation is made to the Buyer (or such affiliate), the Buyer (or such affiliate) will perform all of the duties so delegated and comply with the terms of the Seller’s agreement with the depositor of the IRA Deposits affected thereby;

             (f)         Any items that were credited for deposit to or cashed against an Assumed Deposit prior to the Closing and are returned unpaid on or within thirty (30) calendar days after the Closing Date ("Returned Items") will be handled as set forth herein.  If the Seller’s bank account is charged for the Returned Item, the Seller shall forward such Returned Item to the Buyer.  If upon the Buyer’s receipt of such Returned Item there are sufficient funds in the Assumed Deposit to which such Returned Item was credited or any other Assumed Deposit transferred at the Closing standing in the name of the party liable for such Returned Item, the Buyer will debit any or all of such Assumed Deposits an amount equal in the aggregate to the Returned Item, and shall repay that amount to the Seller.  If there are not sufficient funds in the Assumed Deposit because of the Buyer’s failure to honor holds placed on such Assumed Deposit, the Buyer shall repay the amount of the Returned Item to the Seller.  If there are not sufficient funds in the Assumed Deposit for any other reason, the Buyer shall repay the balance of the Assumed Deposit to the Seller and create an overdraft for the unrecovered portion of the Returned Item.  Any items that were credited for deposit to or cashed against an Assumed Deposit at the Branches prior to the Closing Date and are returned unpaid more than thirty (30) calendar days after the Closing Date will be the responsibility of the Buyer, except that for a period of six (6) months after the Closing Date checks drawn on the United States Treasury, checks issued by state governments and municipalities and checks returned for endorsement irregularities will be the responsibility of the Seller; and

             (g)        The Seller will pay the Buyer for such portion of any overdraft on an Assumed Deposit (plus accrued interest from the Closing Date at the average Federal Funds Rate in effect over the period from the Closing Date to the date of such payment) created by Returned Items received by the Seller and passed on to the Buyer during the thirty (30) calendar days that follow the Closing Date, which is not recovered by the Buyer within thirty (30) calendar days after the Closing Date.

ARTICLE 4.  Additional Covenants

             4.1        Seller's Covenants.  The Seller agrees:

             (a)         To use reasonable efforts to sign and deliver to the Buyer such additional agreements and other documents, and to do such other acts and things, as may be required to complete the transactions contemplated by this Agreement;

             (b)        To reasonably cooperate with the Buyer in obtaining all governmental and regulatory consents, approvals, licenses, waivers and the like required to be fulfilled or obtained for the completion of the transactions contemplated by this Agreement;

             (c)         To deliver to the Buyer those books, records, accounts and other documents relating solely to the Assets and the Liabilities as soon as practicable after the Closing and to store the other books, records and accounts of the Branches relating to the Seller’s former operation of the Branches in accordance with Seller’s normal records retention policy;

             (d)        Until Closing or the earlier termination of this Agreement, to cause the business of the Branches to be conducted in accordance with Section 2.3 above;

             (e)         To permit Buyer to remove and dispose of all Seller’s plastic signage from the Branches at the expense of the Buyer on or after the Closing Date, it being understood that the Buyer shall be responsible for installation of its signage at its expense and further that Buyer is purchasing the housing for the signage as part of the Assets;

             (f)         As soon as practicable after the receipt of all regulatory approvals required by Sections 7.1(c) and 7.2(c) with respect to the Branches, and no later than thirty (30) calendar days prior to the Closing Date (unless earlier required by law, regulation or regulatory policy), each of the Seller and the Buyer shall provide, or join in providing where appropriate, all notices, separately as to the Branches, to holders of Deposits and other persons that the Seller or the Buyer, as the case may be, is required to give by any regulatory authority having jurisdiction or under applicable law or the terms of any other agreement between the Seller and any customer in connection with the transactions contemplated hereby.  A Party proposing to send or publish any notice or communication pursuant to any provision of this Section 4.1(f) or Section 4.2(f) shall furnish to the other Party a copy of the proposed form of such notice or communication as soon as practicable in advance of the proposed date of the first mailing, posting, or other dissemination thereof to customers, and shall not unreasonably refuse to amend such notice to incorporate any changes that the other such party proposes as necessary to comply with applicable statutes, rules, regulations or requirements of any regulatory authority having jurisdiction or such further change as each party shall reasonably suggest.  All costs and expenses of any notice or communication sent or published by the Buyer or the Seller shall be the responsibility of the Party sending such notice or communication.  All out-of-pocket costs and expenses of any joint notice or communication which Buyer or Seller pays to a third-party vendor shall be shared equally by the Seller and the Buyer and shall be agreed to in advance.  Each Party shall bear the costs and expenses of its own employees or agents engaged in any joint notice or communication.  It is understood that Buyer shall not send out information to customers of Seller without prior written approval of Seller, which approval shall not be unreasonably withheld

             (g)        The Seller will use reasonable efforts to transfer to the Buyer on the Closing Date all of those automated clearing house and fed wire direct deposit arrangements which are tied by agreement or other standing arrangement to Assumed Deposits.  For a period of ninety (90) calendar days after the Closing Date, in the case of automated clearing house direct deposits to Assumed Deposits, and thirty (30) calendar days after the Closing Date, in the case of fed wire direct deposits to Assumed Deposits (each, a "Direct Deposit Cut-off Date"), the Seller will, no later than the next Business Day following the date of receipt thereof, remit and transfer to the Buyer all direct deposits intended for Accounts which are Assumed Deposits.  After the applicable Direct Deposit Cut-off Date, the Seller may discontinue accepting and forwarding automated clearing house and fed wire entries and funds and return such direct deposits to the originators.  The Seller shall not be liable for any account overdrafts that may thereby be created or for any other matter.  The Buyer and the Seller shall agree on a reasonable period of time prior to the Closing during which the Seller will no longer be obligated to accept new direct deposit arrangements.  At the time of each Direct Deposit Cut-off Date, the Buyer will provide automated clearing house originators with account numbers and conversion tapes relating to Assumed Deposits;

             (h)        As soon as practicable after the receipt of all regulatory approvals required by Sections 7.1(c) and 7.2(c) with respect to the Branches (except for statutory waiting periods), and after the notice provided in Section 4.1(f) above, the Buyer will send appropriate notice to all holders of Deposits which are to be assumed by the Buyer at the Closing the terms of which provide for direct debit of such accounts by third parties, instructing such customers concerning transfer of customer direct debit authorizations from the Seller to the Buyer.  The Seller shall cooperate in soliciting the transfer of such authorizations.  Such notice shall be in a form agreed to by the parties. For a period of ninety (90) calendar days following the Closing Date, the Seller will, on the Business Day following the date of receipt thereof, forward to the Buyer all direct debits on Accounts which are Assumed Deposits transferred on the Closing Date and will give the Buyer a daily accounting of such debits to its clearing account.  Thereafter, the Seller may discontinue forwarding such entries and return them to the originators.  The Buyer and the Seller shall agree on a reasonable period of time prior to the Closing during which the Seller will no longer be obligated to accept new direct debit arrangements.  At the time of the Closing Date, the Buyer will provide automated clearing house originators of such direct debits with account numbers and conversion tapes;

             (i)          In addition to the requirements and procedures set forth in Sections 4.1(g) and 4.1(h), the Buyer shall, commencing on the first Business Day following the Closing Date, deliver to the originators of the direct deposits of Assumed Deposits and the originators of direct debits of Assumed Deposits specified in such sections, notices of change instructing such originators to change the routing transit number for such deposits and debits from the Seller’s routing transit number to the Buyer’s routing transit number.

             4.2        Buyer's Covenants.  The Buyer agrees:

             (a)         To use reasonable efforts to sign and deliver to the Seller such additional agreements and other documents, and to do such other acts and things, as may be required to complete the transactions contemplated by this Agreement;

             (b)        To use its reasonable best efforts to: (1) fulfill all governmental, regulatory and other requirements (including, without limitation, obtaining the approval of all California and federal bank or other financial institution regulatory agencies and any other governmental entity having jurisdiction over the Buyer’s acquisition of the Branches or the Buyer) required to be fulfilled by the Buyer for the completion of the transactions contemplated by this Agreement, and (2) to take the initial drafting responsibility therefore, (3) to seek processing of all such regulatory applications on expedited bases, and (4) to seek to have the waiting period following approval of the FDIC Application shortened to 15 days.  The Seller shall have the right to review and comment upon all applications to, and filings with, governmental and regulatory agencies and entities made for the above purpose, prior to their filing; provided that, the Seller shall have no responsibility for any such application or filing and provided, further, that Seller’s comments on said applications shall be given to Buyer by the next business day following receipt by Seller of said draft application or if comments are not given within this timeframe, Seller shall be deemed not to have any comments on said applications.  Without limiting the generality of the foregoing, Buyer agrees to use its best efforts to file all required regulatory applications within thirty (30) calendar days after the date of this Agreement;

             (c)         To pay, honor, discharge and perform all liabilities and obligations in respect of the Assets and the Liabilities and any other liabilities of the Branches arising, accruing or subsisting after the Closing which the Buyer is obligated to assume pursuant to this Agreement, subject to applicable indemnification rights of the Buyer;

             (d)        Not to use, keep or claim any registered or unregistered trademark, service mark or other identification commonly associated with the Seller, or any sign, display or similar material of the Seller or any banking or other forms, stationery, passbooks, checks, traveler’s checks, cashier’s checks, manager’s checks or similar banking material of the Seller or bearing the Seller’s name or other similar marks or identification (except to the extent necessary to conduct business operations, and then only if the Seller’s name, marks or identification are obliterated from such material, and such material is clearly identified as that of the Buyer), or any proprietary material of the Seller including, without limitation, operating manuals, training manuals and public relations, explanatory or advertising materials;

             (e)         As of the Closing Date, to become the "holder," as that term is defined in the California Unclaimed Property Law (Code of Civil Procedure " 1500, et seq.), of all Assumed Deposits which the Buyer assumes under this Agreement.  The Buyer will be responsible for the escheat of any property for which it becomes the holder and which becomes abandoned during the calendar year in which the Closing occurs;

             (f)         As soon as practicable after the receipt of all regulatory approvals required by Sections 7.1(c) and 7.2(c) with respect to all Branches, and no later than thirty (30) calendar days prior to the Closing Date (unless earlier required by law, regulation or regulatory policy), the Buyer shall, subject to Section 4.1(f) and Section 11.1 hereof, notify the holders of Deposits to be transferred on the Closing Date that, subject to Closing, the Buyer will be assuming liability for such Deposits, and following or concurrently with such notices the Buyer may communicate with and deliver information, brochures, bulletins and other communications to holders of Deposits concerning the transactions contemplated by this Agreement and concerning the business and operations of the Buyer; and

             (g)        To obtain approval of this Agreement and the transactions contemplated hereby by the requisite vote or consent of the holders of outstanding securities of the Buyer if such approval is required by applicable law, contract, the Buyer’s Articles of Incorporation or Bylaws, or otherwise.

             4.3        Consents.  The Seller shall use its reasonable efforts to obtain any nongovernmental consents required for the transfer or assignment of the Assets and Liabilities to Buyer pursuant to this Agreement, including Assumed Contracts, if any; provided, however, that (a) the Seller shall not be required to pay any additional compensation or fee to any person or entity to obtain any such consent, (b) and the Buyer agrees that it shall provide reasonable assistance to the Seller to obtain such consents.

             4.4        IRA Deposits and Keogh Accounts.  The Seller will deliver to the Buyer, on the Closing Date, copies of the Seller’s documents for each IRA Deposit and Keogh Account which is included in the Assumed Deposits.  The Seller will prepare and file all reports to government authorities required to be filed for the period ending on the Closing Date and all prior periods.  The Buyer will be responsible for all such reporting for periods commencing on the day after the Closing.

             4.5        Interest Reporting and Withholding.  Unless otherwise agreed to by the parties, the Seller will report to applicable taxing authorities and holders of Assumed Deposits transferred on the Closing Date, with respect to the period from January 1 of the year in which the Closing occurs through and including the Closing Date, all interest credited to, withheld from and any early withdrawal penalties imposed upon the Assumed Deposits.  The Buyer will report to the applicable taxing authorities and holders of Assumed Deposits, with respect to all periods from the day after the Closing Date, all such interest credited to, withheld from and any early withdrawal penalties imposed upon such Assumed Deposits.  Any amounts required by any governmental agencies to be withheld from any of the Assumed Deposits through the Closing Date will be withheld by the Seller in accordance with applicable law or appropriate notice from any governmental agency and will be remitted by the Seller to the appropriate agency on or prior to the applicable due date.  Any such withholding required to be made subsequent to the Closing Date shall be withheld by the Buyer in accordance with applicable law or the appropriate notice from any governmental agency and will be remitted by the Buyer to the appropriate agency on or prior to the applicable due date.  Promptly after the Closing Date, but in no event later than the date the Buyer is obligated to remit such amounts to the applicable governmental agency, the Seller will pay to the Buyer that portion of any sums theretofore withheld by the Seller from any Assumed Deposits transferred on the Closing Date which are or may be required to be remitted by the Buyer pursuant to the foregoing and shall directly remit to the applicable governmental agency that portion of any such sums which are required to be remitted by the Seller.

             4.6        Eminent Domain or Taking.  If proceedings under a power of eminent domain relating to the Branches or any part thereof are commenced prior to the Closing Date, Seller will promptly inform Buyer in writing.

             (a)         If such proceedings involve the taking of all of or a material interest in the Branches, the Buyer may elect to terminate this Agreement by notice in writing sent within ten (10) calendar days of Seller’s written notice to Buyer, in which case neither party will have any further obligation to or rights against the other with respect to the Branches except any rights or obligations of either party which are expressly stated to survive termination of this Agreement.

             (b)        If the proceedings do not involve the taking of all of or a material interest in the Branches, or if the Buyer does not elect to terminate this Agreement as to the Branches, this transaction will be consummated as described herein, and, subject to the Branch Premises Lease Agreement, or other  encumbrances, if any, relating to the Branches, any award or settlement payable with respect to such proceeding will be paid or assigned to the Buyer on the Closing Date.

             (c)         If the Closing contemplated by this Agreement is not  consummated for any reason, the Buyer will have no claim to any condemnation award or settlement with respect to the Branches.

             4.7        Damage or Destruction.  Prior to the Closing Date, as between the Seller and the Buyer, the entire risk of loss or damage by earthquake, flood, landslide, fire or other casualty is borne and assumed by the Seller.

ARTICLE 5.  Representations and Warranties.

             5.1        Seller's Representations and Warranties.  The Seller represents and warrants to the Buyer that, as of the date of this Agreement (or, as to any information specified in a Schedule to have been compiled as of some earlier date, as of such earlier date):

             (a)         The Seller is a California state bank, duly organized under the California Financial Code and in good standing under the laws of the State of California;

             (b)        The Seller has the requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; all corporate action necessary to be taken by or on the part of the Seller to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby has been duly and validly taken; and this Agreement has been duly executed and delivered by, and constitutes the valid and binding agreement of the Seller, enforceable in accordance with its terms except as limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies and by Section 8(b)(6)(D) of the Federal Deposit Insurance Act;

             (c)         The execution, delivery and performance by the Seller of this Agreement do not, and the consummation by the Seller of the transactions contemplated hereby will not, violate or conflict with the Articles of Incorporation or Bylaws of the Seller, or any law or regulation currently applicable to the Seller, or any material agreement or instrument, or currently applicable award, order, judgment or decree to which the Seller is a party or by which it is bound, or require any filing by the Seller with, or authorization, approval, consent or other action with respect to the Seller by, any governmental or regulatory agency except such as have been made or obtained and are in full force and effect;

             (d)        Schedule 2.2(d) sets forth a list of all material written contracts, agreements and other obligations known to the Seller to which the Seller is a signatory which relate to the operation of the Branches including without limitation equipment leases and service and maintenance contracts, consulting contracts, agency agreements and licensing agreements; provided, however, that equipment leases and service and maintenance contracts which the Seller does not believe are assignable are not listed;

             (e)         Except as set forth in Schedule 5.1(e):  (i) there is no litigation, claim, action, suit or proceeding pending which, if adversely determined, would adversely affect the use of the Assets or the Liabilities; and (ii) to the Seller’s knowledge, there is no litigation, claim, action, suit or proceeding threatened by any organization, person, individual or governmental agency which, if adversely determined, would, individually or in the aggregate, materially and adversely affect the use of the Assets or the Liabilities;

             (f)         The Seller has not in any manner whatsoever paid or agreed to pay any fee or commission to any agent, broker, finder or other person for or on account of services rendered as a broker or finder in connection with this Agreement or the transactions covered and contemplated hereby.  All negotiations relating to this Agreement have been conducted by the Seller directly and without the intervention of any person in such manner as to give rise to any valid claim against the Seller for any brokerage commission or like payment;

             (g)        This sub-section intentionally left blank.

             (h)        Except as set forth in Schedule 5.1(h),  to the knowledge of Seller, (i)Seller is in compliance with all Environmental Laws relating to the Real Property and the premise covered by the Branch Premise Lease; (ii) there are no Tanks on or about the Real Property or the premise covered by the Branch Premise Lease; (iii) there are no Hazardous Materials on, below or above the surface of, or migrating to or from the Real Property or the premise covered by the Branch Premise Lease; and (iv) without limiting the foregoing representations and warranties contained in clauses (i) through (iii), as of the date of this Agreement, there is no claim, action , suit, or proceeding or notice thereof before any governmental entity pending against Seller, any Affiliate of Seller or concerning the Real Property or the premise covered by the Branch Premise Lease and there is no outstanding judgment, order, writ, injunction, decree, or award against or affecting the Real Property or the premise covered by the Branch Premise Lease.  For purposes of this Agreement, the term “Environmental Laws” shall mean all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, and similar items of all governmental entities and all applicable judicial, administrative, and regulatory decrees, judgments, and orders relating to the protection of human health or the environment, including, without limitation: all requirements, including, but not limited to those pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of chemical substances, pollutants, contaminates, or hazardous or toxic substances, materials, or wastes, whether solid, liquid, or gaseous in nature and all requirements pertaining to the protection of the health and safety of employees or the public.  “Tank” shall mean treatment or storage tanks, sumps, or water, gas or oil wells and associated piping transportation devices.  “Hazardous Materials” shall mean any substance the presence of which requires investigation or remediation under any federal, state, or local statute, regulation, ordinance, order, action, policy or common law, or which is or becomes defined as a hazardous waste, hazardous substance, hazardous material, used oil, pollutant or contaminant under any federal, state or local statute, regulation, rule or ordinance or amendments thereto including without limitation, the Comprehensive Environmental Response; Compensation and Liability Act (42 U.S.C. Section 9601, et seq.); the Resource Conservation and Recovery Act (42 U.S.C. Section 6901, et seq.); the Clean Air Act, as amended (42 U.S.C.  Section 7401, et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C.  Section 1251, et seq.); the Toxic Substances Control Act, as amended (15 U.S.C.  Section 2601, et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C.  Section 65); the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C.  Section 11001, et seq.); the Mine Safety and Health Act of 1977, as amended (30 U.S.C.  Section 801, et seq.); the Safe Drinking Water Act (42 U.S.C.  Section 300f, et seq.); and all comparable state and local laws, including without limitation, the Carpenter-Presley-Tanner Hazardous Substance Account Act (State Superfund), the Porter-Cologne Water Quality Control Action,  Section 25140, 25501(j) and (k); 25501.1.25281 and 25250.1 of the California Health and Safety Code and/or Article I of Title 22 of the California Code of Regulations, Division 4, Chapter 30; laws of other jurisdictions or orders and regulations; or the presence of which causes or threatens to cause a nuisance, trespass or other common law tort upon real property or adjacent properties or poses or threatens to pose a hazard to the health or safety of persons or without limitation, which contains gasoline, diesel fuel or other petroleum hydrocarbons; polychlorinated biphenyls (PCB’s), asbestos or urea formaldehyde foam insulation;

             (i)          Subject to all exception shown in the Preliminary Title Reports for the Branches provided to the Buyer, Seller has good and marketable title to the Real Property, and valid leasehold interests in the Branch Premise Lease, free and clear of all Encumbrances, except (a) for rights of lessors, co-lessees or sublessees in such matters that are reflected in the Branch Premise Leases; (b) Encumbrances for current taxes not yet due and payable; and (c) Encumbrances incurred in the ordinary course of business, if any, that (i) are not substantial in character, amount or extent, (ii) do not materially detract from the value, (iii) do not interfere with present use, of the property subject thereto or affected thereby, and (iv) do not otherwise materially impair the conduct of business of Seller.  Seller, as lessee, has the right under the Branch Premise Leases to occupy, use and possess such premises, and there has not occurred under any such Leases any breach, violation or default.  Seller has not experienced any uninsured damage or destruction with respect to the Real Property or the Branch Premises Leases.  To the knowledge of Seller, the Real Property and the premises covered by the Branch Premise Leases are in good operating condition and repair, suitable for the purposes for which they are currently utilized, and comply in all material respects with all applicable governmental rules related thereto and contain no material defects in condition or operation. Seller enjoys peaceful and undisturbed possession under the Branch Premises Leases and such Leases are valid and enforceable in all material respects in accordance with the terms thereof except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights and except as may be limited by the exercise of judicial discretion in applying principles of equity.  Seller is not in default with respect to the Branch Premises Leases and no event has occurred which with the lapse of time or the giving of notice, or both, would constitute a default under such Leases;

             (j)          The Seller has not received written notice from any federal or California governmental or regulatory agency indicating that it would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated by this Agreement;

             (k)         The Seller satisfies each and all of the standards and requirements lawfully within the control of the Seller of which it is aware (and, as of the Closing Date, will use its best efforts to satisfy each and all of the standards and requirements lawfully within the control of the Seller) imposed as a condition to obtaining or necessary to comply with and in order to obtain any of the governmental or regulatory approvals referred to in Section 4.2(b) of this Agreement;

             (l)          At the time of the most recent regulatory evaluation of Seller’s performance under the Community Reinvestment Act (the "CRA"), Seller’s record of performance was deemed to be "outstanding" or "satisfactory", and no proceedings are pending or to the knowledge of Seller, threatened, that would result in a change in such evaluation.  Seller has not received any adverse public comments with respect to its compliance under the CRA with respect to the Branches since the date of its most recent regulatory evaluation of its performance under the CRA except comments that are not likely to have a material adverse effect on regulatory approval of sale of the Branches, or on future operations of the Branches; and

             (m)        There are no controversies pending or threatened between Seller and any of its Employees.  The Seller is not a party to any collective bargaining agreement with respect to any of its Employees or any labor organization to which its Employees or any of them belong.

             5.2        Buyer's Representations and Warranties.  The Buyer represents and warrants to the Seller that, as of the date of this Agreement:

             (a)         The Buyer is a California state bank, duly organized under the California Financial Code and in good standing under the laws of the State of California;

             (b)        Subject to the satisfaction of any applicable governmental or regulatory requirements referred to in Section 4.2(b) and to approval of this Agreement and the transactions contemplated hereby by the requisite vote or consent of the holders of outstanding securities of the Buyer if such approval is required by applicable law, contract, the Buyer’s Articles of Incorporation or Bylaws, or otherwise, the Buyer has the requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; all acts and other proceedings required to be taken by or on the part of the Buyer to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby have been duly and validly taken; and this Agreement has been duly executed and delivered by, and constitutes the valid and binding agreement of, the Buyer, enforceable in accordance with its terms except as limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies and by Section 8(b)(6)(D) of the Federal Deposit Insurance Act;

             (c)         Subject to the satisfaction of any applicable governmental or regulatory requirements referred to in Section 4.2(b), the execution, delivery and performance by the Buyer of this Agreement do not, and the consummation by the Buyer of the transactions contemplated hereby will not, violate or conflict with the articles of incorporation or bylaws of the Buyer, or any law or regulation currently applicable to the Buyer, or any material agreement or instrument, or currently applicable order, judgment or decree to which the Buyer is a party or by which it is bound or require any prior filing by the Buyer with, or authorization, approval, consent or other action with respect to the Buyer by, any governmental or regulatory agency except such as have been made or obtained and are in full force and effect or will be made or obtained and in full force and effect as of the Closing;

             (d)        There are no actions, suits or proceedings pending or, to the knowledge of the Buyer, threatened against or affecting, the Buyer, which may cause a material adverse change in the Buyer’s business or financial condition;

             (e)         The Buyer has not paid or agreed to pay any fee or commission to any agent, broker, finder or other person for or on account of services rendered as a broker or finder in connection with this Agreement or the transactions covered and contemplated hereby.  All negotiations relating to this Agreement have been conducted by the Buyer directly and without the intervention of any person in such manner as to give rise to any valid claim against the Seller for any brokerage commission or like payment;

             (f)         The Buyer has not received written notice from any federal or California governmental or regulatory agency indicating that it would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated by this Agreement;

             (g)        The Buyer satisfies each and all of the standards and requirements lawfully within the control of the Buyer of which it is aware (and, as of the Closing Date, will use its best efforts to satisfy each and all of the standards and requirements lawfully within the control of the Buyer) imposed as a condition to obtaining or necessary to comply with and in order to obtain any of the governmental or regulatory approvals referred to in Section 4.2(b) of this Agreement; and

             (h)        At the time of the most recent regulatory evaluation of Buyer’s performance under the CRA, Buyer’s record of performance was deemed to be "outstanding" or "satisfactory", and no proceedings are pending or to the knowledge of Buyer, threatened, that would result in a change in such evaluation.  Buyer has not received any adverse public comments with respect to its compliance under the CRA since the date of its most recent regulatory evaluation of its performance under the CRA.

ARTICLE 6.  Understandings

             Buyer and Seller understand and agree as follows:

             6.1        Depositors' Rights.  The Buyer and the Seller understand and agree that all transfers to the Buyer of Assumed Deposits are subject to the individual depositors’ continuing rights to withdraw, and the Seller makes no representation or warranty to the Buyer concerning the continuing maintenance of such deposits at the Branches.

             6.2        Non-Solicitation.  Between the date of this Agreement and the date of the Closing (or, in the event of termination of this agreement pursuant to article 8 hereof, for a two year period following such termination), Buyer shall not solicit any deposit business from any customer of the Branches unless, (i) such solicitation is pursuant to general advertising of Buyer in the ordinary course of its business, or (ii) otherwise permitted in writing by Seller.  Between the date of this Agreement and the date of the Closing, Seller shall not solicit any customer of the Branches to transfer their deposit to another office of the Seller or of an affiliate of the Seller.  Following the Closing, Seller shall not solicit any deposit business from any customer of the Branches who (A) is a customer as of the date of this Agreement or (B) was a customer within two years preceding the date of this Agreement.

             6.3        Non-Disclosure.  Except as may be required by applicable law or regulation including, but not limited to, federal securities laws or in connection with obtaining the necessary governmental approvals for the transactions contemplated by this Agreement each party shall treat the terms of this Agreement confidentially and shall not disclose terms to any third party and shall so advise its agents, attorneys and employees who are required to work on this transaction.

ARTICLE 7.  Conditions to the Closing

             7.1        Seller's Conditions.  The obligations of the Seller to consummate the Closing shall be subject to the satisfaction at or prior to Closing of all of the following conditions, any one or more of which may be waived, in whole or in part, by the Seller:

             (a)         The Buyer shall have complied in all material respects with each of its covenants and agreements contained herein to be performed at or prior to the Closing Date, and each of the representations and warranties of the Buyer in Section 5.2 hereof shall be true and correct in all material respects as if made at and as of the Closing;

             (b)        The Buyer shall have delivered to the Seller a duly authorized and signed officer’s certificate, dated as of the Closing Date, certifying as to the matters specified in Section 7.1(a), and further that (i) the methodology and accounting procedures used by the Seller in preparing the Closing Financial Statement have been reviewed and are acceptable to the Buyer, and (ii) the Buyer, to and including the Closing Date, has performed such review of the books, records, files, documentation and accounts of the Branches as it has deemed appropriate;

             (c)         All consents, approvals and authorizations required to be obtained prior to the Closing from governmental and regulatory authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby to be consummated at the Closing shall have been made or obtained, and shall remain in full force and effect, all waiting periods applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated and all required regulatory filings shall have been made; provided, however, that no governmental or regulatory consent, approval or authorization shall have imposed any condition or requirement that the Seller in good faith determines to be materially burdensome upon the business of the Seller or upon the consummation of the transactions contemplated hereby;

             (d)        There shall not be in effect any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction that would be violated by consummation of the transactions contemplated hereby, nor any material pending or threatened action, proceeding or investigation, the adverse determination of which would result in such order, decree or judgment; provided, that in the case of such material pending or threatened action, proceeding or investigation, neither party shall decline to proceed with the Closing pending final resolution thereof without exercising its reasonable efforts promptly to determine jointly with the other party the merit thereof and the likelihood of an adverse determination in such proceeding;

             (e)         This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote or consent of the sole holder of outstanding securities of the Buyer if such approval is required by applicable law, contract, the Buyer’s Articles of Incorporation or Bylaws, or otherwise; and

             (f)         The Real Property Purchase Agreement shall have been consummated concurrent with the Closing of the transactions contemplated by this Agreement.

             7.2        Buyer's Conditions.  The obligations of the Buyer to consummate the Closing shall be subject to the satisfaction at or prior to Closing of all of the following conditions, any one or more of which may be waived, in whole or in part, by the Buyer:

             (a)         The Seller shall have complied in all material respects with each of its covenants and agreements herein to be performed at or prior to the Closing Date and each of the representations and warranties of the Seller contained in this Agreement and the Schedules shall be true and correct in all material respects as if made at and as of Closing except to the extent of changes that have occurred prior to Closing that are consistent with the provisions of Section 2.3(a);

             (b)        The Seller shall have delivered to the Buyer a duly authorized and signed officer’s certificate, dated as of the Closing Date, certifying that (i) the representations and warranties of the Seller contained in this Agreement and the Schedules are true and correct as of the Closing Date, and (ii) the Seller has complied in all material respects with each of its covenants and agreements herein to be performed at or prior to the Closing Date;

             (c)         As to the Branches, there shall have been given, obtained or satisfied in final form any notice, approval, permit or other requirement of law or any competent governmental or regulatory authority that is necessary to proceed with the Closing, including without limitation such approvals as may be required of any California or federal bank or other financial institution regulatory agency and any other entity or entities having jurisdiction over the Branches, the Buyer or the Seller, and no such agency or entity shall, in connection therewith, have imposed any condition or requirement that would result in a material adverse effect on the business or prospects of the Branches or the Buyer on the consummation of the transactions contemplated hereby or would be materially burdensome;

             (d)        There shall not be in effect any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction that would be violated by consummation of the transactions contemplated hereby, nor any material pending or threatened action, proceeding or investigation, the adverse determination of which would result in such order, decree or judgment; provided, that in the case of such material pending or threatened action, proceeding or investigation, neither party shall decline to proceed with the Closing pending final resolution thereof without exercising its reasonable efforts promptly to determine jointly with the other party the merit thereof and the likelihood of an adverse determination in such proceeding; and

             e)          The Real Property Purchase Agreement shall have been consummated concurrent with the Closing of the transactions contemplated by this Agreement.

ARTICLE 8.  Termination

             8.1        Events of Termination.  This Agreement may be terminated at any time prior to Closing:

             (a)         By the mutual written agreement of the Seller and the Buyer;

             (b)        By the Seller or by the Buyer in the event that the Closing has not occurred on or before December 15, 2001, or such other date as the Seller and the Buyer shall agree in writing, unless the failure to so consummate by such time is due to a breach of this Agreement by the party seeking to terminate;

             (c)         By the Seller or by the Buyer if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction; and

             (d)        By the Seller or the Buyer, in the event of a material breach by the other of any representation, warranty or agreement contained herein which is not cured or cannot be cured within thirty (30) calendar days after written notice of such termination has been delivered to the breaching party; provided, however, that termination pursuant to this Section 8.1(d) shall not relieve the breaching party of liability for such breach or otherwise.

             Any party desiring to terminate this Agreement pursuant to any of the foregoing clauses shall give written notice of such termination to the other party.

             8.2        Liability for Termination.  If this Agreement is terminated as permitted by Section 8.1, except as provided in Section 8.1(d), such termination shall be without liability of either party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement.  If said termination is pursuant to Section 8.1(d), such breaching party shall be fully liable for the Termination Fee of $200,000.00.  The Termination Fee is an attempt by the parties to calculate the reasonable compensation for the loss of a party, including but not limited to the party’s administrative time, in the event of termination and as  liquidated damages and not as a penalty or as a forfeiture.

ARTICLE 9.  Survival, Indemnification

             9.1        Survival.  The covenants, agreements, representations and warranties of the parties hereto made, contained in or to be performed pursuant to this Agreement, the Schedules hereto or the officers’ certificates delivered pursuant hereto or in connection herewith shall survive Closing and remain operative and in full force and effect until the first anniversary of the Closing Date, except for the provisions of Sections 10.1 and 11.11, which shall survive such first anniversary.  Notwithstanding the preceding sentence, any covenant, agreement, representation, warranty or claim in respect of which indemnity may be sought under Sections 9.2 or 9.3 shall survive the time at which it would otherwise terminate pursuant to the preceding sentence if notice of the claim, inaccuracy or breach giving rise to such right to indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.  After Closing, the sole and exclusive remedy of the Buyer and the Seller for any breach of any covenant or agreement or any inaccuracy of any such representation or warranty by the Seller or the Buyer shall be the indemnities contained in Sections 9.2 and 9.3, respectively, which shall survive Closing.

             9.2        Seller's Indemnity.  The Seller hereby indemnifies the Buyer against and agrees to hold it harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and attorney’s fees and expenses in connection with any action, suit or proceeding brought against the Buyer) demanded, claimed or threatened in writing against the Buyer or incurred or suffered by the Buyer arising out of (i) any action taken or omitted to be taken by the Seller prior to the Closing relating to the ownership or operation of the Branches prior to Closing, but excluding any damage, loss, liability or expense resulting from actions taken by the Seller at the written direction of the Buyer; and (ii) any material misrepresentation or material breach of warranty, covenant or agreement made, contained in or to be performed by the Seller pursuant to this Agreement, the Schedules hereto or the Seller’s officer’s certificate  The Seller shall not be liable under this Section 9.2 for any settlement effected without its consent (which consent shall not be unreasonably withheld) of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder.  The Buyer agrees to give prompt notice to the Seller of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought hereunder.  The Seller may, and at the request of the Buyer shall, participate in and control the defense of any such suit, action or proceeding at its own expense.

             9.3        Buyer's Indemnity.  The Buyer hereby indemnifies the Seller against and agrees to hold it harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and attorney’s fees and expenses in connection with any action, suit or proceeding brought against the Seller) demanded, claimed or threatened in writing against the Seller or incurred or suffered by the Seller arising out of (i) ownership or operation of the Branches on and after Closing (except as to such damage, liability, loss or expense resulting from actions taken by the Buyer at the written direction of the Seller); and (ii) any material misrepresentation or material breach of warranty, covenant or agreement made, contained in or to be performed by the Buyer pursuant to this Agreement, the Schedules hereto or the Buyer’s officer’s certificate.  The Buyer shall not be liable under this Section 9.3 for any settlement effected without its consent (which consent shall not be unreasonably withheld) of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder.  The Seller agrees to give prompt notice to the Buyer of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought hereunder.  The Buyer may, and at the request of the Seller shall, participate in and control the defense of any such suit, action or proceeding at its own expense.

             9.4        Limit on Indemnities.

             (a)         Notwithstanding any other provision hereof, an indemnifying party shall not be liable under this Article 9 for any losses sustained by the indemnified party with respect to the Branches unless and until the aggregate amount of all such losses sustained by the indemnified party with respect to the Branches shall exceed $10,000, in which event the indemnifying party shall be liable only for such losses in excess of $10,000.  The minimum $10,000 amount shall not apply to amounts which one party may be required to pay to the other under Sections 3.2, 4.1(g), 4.1(h) and 10.1 of this Agreement or other provisions dealing with customary and foreseeable post-closing adjustments.

             (b)        Each party’s right to indemnification under this Article 9 shall preclude any other monetary award (whether at law or in equity) and shall preclude assertion by such party of any right to any such monetary award from the indemnifying party.

ARTICLE 10.  Taxes

             10.1      Obligations of the Buyer and the Seller.  The Buyer and the Seller shall each assume and pay one-half of the following:  any documentary, stamp, deed, sales, use or other transfer taxes, recording fees and escrow fees relating to the sale of the Assets and assumption of the Liabilities.  On the Closing Date, all real and personal property taxes and current installments of special assessments levied or assessed with respect to the Furniture, Fixtures and Equipment shall be prorated between the Seller and the Buyer on a daily basis as of the Closing Date based upon the fiscal year of the appropriate taxing authority.

             10.2      Access to Information.  For the applicable period required by law, the Seller and the Buyer shall have a right to have access to and to copy all of the records of the other Party relevant to the Assets and the Liabilities and necessary for the preparation of income tax returns, employee tax returns, employee reports, employee benefits calculations, and for customary accounting functions and other similar bona fide purposes.  Additionally, the Buyer and the Seller each agree to make available to the other party, at reasonable times and upon reasonable advance notice, relevant records and personnel in connection with an investigation or the preparation of or participation in a defense, negotiation or settlement relating to any pending, future, or threatened litigation or government agency proceeding (including a tax audit) involving the conduct or interest of such other party.

             10.3      Allocation of Consideration.  The Buyer and the Seller shall use reasonable efforts to allocate the consideration payable hereunder at the Closing among the Assets, tangible and intangible, on the basis of an allocation (the "Allocation") to be agreed upon by the Buyer and the Seller prior to the Closing.

ARTICLE 11.  Miscellaneous

             11.1      Public Notice.  All written notices to third parties, including customers of the Branches, all oral or written notices or general communications to employees of the Branches, and all public announcements and press releases concerning the transactions contemplated by this Agreement made prior to Closing shall be jointly planned and coordinated by the Buyer and the Seller.  Neither party shall act unilaterally in this regard without the prior approval of the other party, which shall not be unreasonably withheld or delayed; provided, however, that in the event that a party reasonably concludes that a public announcement or release is required by applicable law and the parties cannot reach agreement upon a mutually acceptable release, the party releasing the information, announcement or public statement shall not be deemed to be in breach of this Agreement, provided to party releasing the information giving the other party 24 hours written notice of its intent to do so.

             11.2      Assignment  Neither Party shall assign this Agreement or any of its rights, duties or obligations hereunder without the prior written consent of the other Party.

             11.3      Notices.  Notices and legal process to be delivered to or served upon either Party hereto shall be deemed to have been duly delivered or served when delivered in written form by hand or by telegraph, telex or facsimile transmission, or the day after being sent from within the continental United States by overnight delivery or courier service, or three (3) calendar days after posting by registered mail or certified mail with return receipt requested, to the parties hereto at the following addresses:

If to the Seller:

Westamerica Bank
4550 Mangels Blvd.,
Fairfield, CA 94585-1200
Attn: David L. Payne, Chairman, President & CEO

Fax: (707) 863-6226

With a copy to:
McCutchen Doyle Brown & Enersen, LLP
3 Embarcadero Center Suite 1800
San Francisco, CA 94111
Attention: Thomas G. Reddy, Esq.
Fax: (415) 393-2286

If to the Buyer:

Heritage Oaks Bank
545 12th Street
Paso Robles, CA 93446
Attention: Lawrence P. Ward, President & CEO
Fax: (805) 239-5210

With a copy to:

Reitner & Stuart
1319 Marsh Street
San Luis Obispo, CA 93401
Attention: John F. Stuart, Esq.
Fax: (805) 545-8599

or to such other authorized agent or address as either Party may hereafter select by written notice to the other party.

             11.4      Time.  Time shall be of the essence for all purposes connected with this Agreement.

             11.5      Expenses.  Except as otherwise expressly provided herein, the Buyer and the Seller shall each bear its own out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement.

             11.6      Communications.  If for any reason any payment or communication to which one Party is entitled is received by the other Party hereto, the receiving Party shall promptly forward such payment or communication to the other Party.

             11.7      Entire Agreement.  This Agreement and the Real Property Purchase Agreement, along with the additional agreements to be adopted pursuant hereto, constitute the entire agreement and understanding between the Parties hereto and supersedes all prior agreements and understandings relating to the subject matter of this Agreement.

             11.8      Amendment.  Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally.  Any such change, waiver, discharge or termination may be effected only by an instrument in writing signed by the Party against which enforcement of such change, waiver, discharge or termination is sought.

             11.9      Governing Law, Severability.  This Agreement shall be governed by and construed in accordance with the laws of the State of California.  If any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision were not contained herein.

             11.10    Waiver.  No delay or omission to exercise any right, power or remedy accruing to either Party upon any breach or default under this Agreement shall impair any such right, power or remedy of such Party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach of default theretofore or thereafter occurring.  Any waiver, permit, consent or approval or any kind or character of any breach or default under this Agreement, or any waiver of any provision or condition of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All rights and remedies, either under this Agreement or by law or otherwise afforded to a party, shall be cumulative and not alternative.

             11.11    Confidentiality. All Confidential Information disclosed heretofore or hereafter by any Party to this Agreement to any other Party to this Agreement shall be kept confidential by such other Party and shall not be used by such other Party otherwise than as herein contemplated, except to the extent that (a) it is necessary or appropriate to disclose to a governmental entity having jurisdiction over any of the Parties or as may be otherwise be required by any governmental rule (any disclosure of Confidential Information to a governmental entity shall be accompanied by a request that such governmental entity preserve the confidentiality of such Confidential Information): or (b) to the extent such duty as to confidentiality is waived by the other Party.  Such obligation as to confidentiality and non-use shall survive the termination of this Agreement.  In the event of such termination and on request of another Party, each Party shall use all reasonable efforts to (1) return to the other Parties all documents (and reproductions thereof) received from such other Parties that contain Confidential Information (and, in the case of reproductions, all such reproductions made by the receiving Party); and (2) destroy the originals and all copies of any analyses, computations, studies or other documents prepared for the internal use of such Party that included Confidential Information.

             11.12    Third Party Rights.  Nothing contained in this Agreement, whether express or implied, is intended to (i) confer any rights or remedies upon any persons other than the Parties hereto and their respective successors and assigns, (ii) relieve or discharge the obligations or liabilities of any third person to either Party to this Agreement, or (iii) give any third person any right of subrogation or action over either Party to this Agreement.

             11.13    Headings.  The headings and captions used herein and in the Schedules are included for purposes of convenience of reference only and shall not limit or define the meaning of any provisions of this Agreement.

             11.14  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, but all of which together shall constitute one and the same instrument.

                           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers or representatives as of the date first above written.

SELLER:	WESTAMERICA BANK

By its

Attest:

BUYER:	HERITAGE OAKS BANK

By its

Attest: